================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                             Columbus McKinnon Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                Common Stock, par value $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   199333-10-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 January 8, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [X] Rule 13d-1(c)           [ ] Rule 13d-1(d)              [ ] Rule 13d-1(b)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                         Page 2 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE (1)
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      1,117,545 (1)
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,117,545
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                     See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.5%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00
================================================================================

(1) Consists of Metropolitan Capital Advisors, Inc., Metropolitan Capital III, Inc., Jeffrey E. Schwarz, Karen Finerman, Lakeway Capital Partners, LLC, Robert
F. Lietzow, Jr., Scoggin, Inc.,Scoggin, LLC, Curtis Schenker and Craig Effron, each of whom previously made filings on Schedule 13D and joins in this filing. Each of such persons disclaims beneficial ownership of the shares beneficially owned by the other Reporting Persons except to the extent the Reporting Persons may be deemed to be a group for limited purposes as a result of agreements or understandings among them to consult and potentially act together in the purchase of additional Issuer Common Stock, or the sale of Issuer Common Stock, solely with respect to the allocation of expenses, securities transaction pricing, and related matters, in such transactions.
----------

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                         Page 3 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  METROPOLITAN CAPITAL ADVISORS, INC.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           326,300
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      326,300
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  326,300
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.2%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  C0
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                         Page 4 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  METROPOLITAN CAPITAL III, INC.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           213,825
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      213,825
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  213,825
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.4%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  C0
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                         Page 5 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  BEDFORD FALLS INVESTORS, LP
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           326,300
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      326,300
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  326,300
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.2%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                         Page 6 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  METROPOLITAN CAPITAL ADVISORS INTERNATIONAL, LTD.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           213,825
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      213,825
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  213,825
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.4%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  CO
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                         Page 7 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  JEFFREY E. SCHWARZ
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      7,200
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           540,125
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             7,200
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      540,125
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  547,325
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.7%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                         Page 8 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  KAREN FINERMAN
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           540,125
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      540,125
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  540,125
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.6%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                         Page 9 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SCOGGIN, INC.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           287,100
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      287,100
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  287,100
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.9%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  CO
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                        Page 10 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SCOGGIN CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           287,100
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      287,100
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  287,100
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.9%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                        Page 11 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SCOGGIN, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           141,975
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      141,975
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  141,975
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  OO
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                        Page 12 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SCOGGIN INTERNATIONAL FUND, LIMITED
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  COMMONWEALTH OF BAHAMAS
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           141,975
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      141,975
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  141,975
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  CO
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                        Page 13 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  CURTIS SCHENKER
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      7,500
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           434,075
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             7,500
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      434,075
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  441,575
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                        Page 14 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  CRAIG EFFRON
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      5,000
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           429,075
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             5,000
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      429,075
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  434,075
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                        Page 15 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  LAKEWAY CAPITAL PARTNERS, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           106,350
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      106,350
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  106,350
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  Less than 1%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  OO
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                        Page 16 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  YAUPON PARTNERS, LP
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           103,350
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      103,350
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  103,350
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  Less than 1%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                        Page 17 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  YAUPON PARTNERS II, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           3,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      3,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  Less than 1%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

----------------------------     SCHEDULE 13G     ------------------------------
CUSIP No. 199333-10-5                                        Page 18 of 23 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ROBERT F. LIETZOW, JR.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      17,295
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           106,350
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             17,295
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      106,350
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  123,645
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [X]
                                        See Note 1
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  Less than 1%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
================================================================================

                                  SCHEDULE 13G
CUSIP No. 199333-10-5                                        Page 19 of 23 Pages
          -----------                                            ----  ----

ITEM 1.

      (a) Name of Issuer: Columbus McKinnon Corp.
                         -------------------------

      (b) Address of Issuer's Principal Executive Offices:

                140 John James Audubon Parkway, Amherst, NY 14228
               ---------------------------------------------------
ITEM 2.

         (a) Name of Persons Filing: See Item 1 of Each Cover Page Hereto
                                    --------------------------------------

         (b) Address of Principal Business Office or, if none, Residence:

         The address of each of Bedford Falls Investors, L.P., Metropolitan Capital Advisors International Ltd, Metropolitan Capital Advisors , Inc., Metropolitan Capital III, Inc., Jeffrey E. Schwarz and Karen Finerman is 660 Madison Avenue, New York, NY, 10021.

         The address of each of Scoggin Inc., Scoggin Capital Management, LP, Scoggin LLC, Scoggin International Fund , Limited, Curtis Schenker and Craig Effron is 660 Madison Ave, New York, 10021.

         The address of each of Lakeway Capital Partners, LLC, Yaupon Partners, LP, Yaupon Partners, II, LP, and Robert F. Lietzow, Jr. is 840 Apollo St.,Suite 210, El Segundo, CA 10021

         (c) Citizenship: See Item 4 of Each Cover Page Hereto.
                         ---------------------------------------

         (d) Title of Class of Securities: Common Stock, $ 0.01 par value
                                          --------------------------------

         (e) CUSIP Number: 199-333-10-5
                          --------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] Parent  Holding  Company, in  accordance with section 240.13d-1(b)
              (ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to section 240.13d-1(c), check this box [X].

                                  SCHEDULE 13G
CUSIP No. 199333-10-5                                        Page 20 of 23 Pages
          -----------                                            ----  ----


ITEM 4. OWNERSHIP

          See  information  set  forth  for  each  Reporting   Person  on  their
respective Cover Page filed herewith.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

ITEM 10.  CERTIFICATION

      By signing below, each of the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

METROPOLITAN CAPITAL ADVISORS, INC.


                                  By:/s/ Jeffrey E. Schwarz
                                     -------------------------------------------
                                     Jeffrey E. Schwarz, Chief Executive Officer

                                  SCHEDULE 13G
CUSIP No. 199333-10-5                                        Page 21 of 23 Pages
          -----------                                            ----  ----


                                  METROPOLITAN CAPITAL III, INC.


                                  By:       /s/ Jeffrey E. Schwarz
                                     -------------------------------------------
                                  Jeffrey E. Schwarz, Chief Executive Officer

                               METROPOLITAN CAPITAL ADVISORS INTERNATIONAL, LTD.
                               By: Metropolitan Capital III, L.P.
                                    By: Metropolitan Capital III, Inc.


                               By:     /s/ Jeffrey E. Schwarz
                                  ----------------------------------------------
                                  Jeffrey E. Schwarz, Chief Executive Officer



                                BEDFORD FALLS INVESTORS, L.P.
                                By: Metropolitan Capital Advisors, L.P.
                                    By: Metropolitan Capital Advisors, Inc.


                                By:     /s/ Jeffrey E. Schwarz
                                   ---------------------------------------------
                                Jeffrey E. Schwarz, Chief Executive Officer


                                By:     /s/ Jeffrey E. Schwarz
                                   ---------------------------------------------
                                   Jeffrey E. Schwarz

                                By:     /s/ Karen Finerman
                                   ---------------------------------------------
                                   Karen Finerman


Dated as of: January 10, 2001

                                  SCHEDULE 13G
CUSIP No. 199333-10-5                                        Page 22 of 23 Pages
          -----------                                            ----  ----


                                Yaupon Partners, L.P.
                                By: Lakeway Capital Partners, LLC


                                By:      /s/ Robert F. Lietzow, Jr.
                                   ---------------------------------------------
                                   Robert F. Lietzow, Jr.
                                   Managing Member


                                Yaupon Partners II, L.P.
                                By: Lakeway Capital Partners, LLC


                                By:      /s/ Robert F. Lietzow, Jr.
                                   ---------------------------------------------
                                   Robert F. Lietzow, Jr.
                                   Managing Member


                                Lakeway Capital Partners, LLC


                                By:     /s/ Robert F. Lietzow, Jr.
                                   ---------------------------------------------
                                   Robert F. Lietzow, Jr.
                                   Managing Member


                                By:    /s/ Robert F. Lietzow, Jr.
                                   ---------------------------------------------
                                   Robert F. Lietzow, Jr.


Dated as of: January 10, 2001

                                  SCHEDULE 13G
CUSIP No. 199333-10-5                                        Page 23 of 23 Pages
          -----------                                            ----  ----



                                Scoggin Capital Management, L.P.
                                By: S&E Partners, L.P., its General Partner
                                By: Scoggin, Inc., its General Partner


                                By:        /s/ Curtis Schenker
                                   ---------------------------------------------
                                   Curtis Schenker, its Executive Officer


                                SCOGGIN INTERNATIONAL FUND, LTD.
                                By: Scoggin, LLC, its Investment Advisor


                                By:      /s/ Curtis Schenker
                                   ---------------------------------------------
                                Curtis Schenker, Managing Member


                                  Scoggin, LLC

                                By:      /s/ Curtis Schenker
                                   ---------------------------------------------
                                Curtis Schenker, Managing Member


                                  Scoggin, Inc.


                                By:       /s/ Curtis Schenker
                                   ---------------------------------------------
                                   Curtis Schenker, its Chief Executive Officer


                                By:      /s/ Craig Effron
                                   ---------------------------------------------
                                  Craig Effron


                                By:      /s/ Curtis Schenker
                                   ---------------------------------------------
                                   Curtis Schenker

Dated as of: January 10, 2001